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                                                                     EXHIBIT 5.2





                                 August 24, 2004


Land O'Lakes, Inc. and the Subsidiary Guarantors referred to below c/o Land O'Lakes, Inc.
4001 Lexington Avenue North
Arden Hills, Minnesota  55126

         Re:      Land O'Lakes, Inc.
                  Registration Statement on Form S-4

Ladies and Gentlemen:

         I, or individuals under my direction, have examined the Registration Statement on Form S-4 (the "Registration Statement") of Land O'Lakes, Inc., a Minnesota cooperative corporation (the "Company"), and each of the following entities listed therein: ACS Stores, LLC, Advanced Business Concepts International, LLC, AG2AG, LLC, Agricultural Indemnity Insurance Company, Alliance Milk Products, LLC, America's Country Stores Holdings, LLC, America's Country Stores, LLC, Diamond Cross, LLC, FMR, Inc., Forage Genetics, Inc., Golden State Feeds, LLC, Golden Valley Dairy Products, L.L. Olds Seed Company, Land O'Lakes Farmland Feed LLC, Land O'Lakes Holdings, Inc., Land O'Lakes International Development Corporation, LOL Holdings II, Inc., LOL Power, LLC, Milk Products, LLC, North Coast Fertilizer II, Inc., Northwest Food Products Company, Inc., Northwest Food Products Transportation, LLC, Nutra-Blend, LLC, PMI Nutrition, LLC, PMI Agriculture, LLC, PMI Nutrition International, LLC, Purina Mills, LLC, Realty LOL, Inc., Research Seeds, Inc., Seed Research, Inc., and Thomas Products, LLC (collectively, the "Subsidiary Guarantors"), which has been filed with the Securities and Exchange Commission (the "Commission") on August 24, 2004 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the exchange of $175,000,000 principal amount of the Company's 9% Senior Secured Notes due 2010 (the "Notes") for $175,000,000 principal amount of the Company's outstanding 9% Senior Secured Notes due 2010 (the "Old Notes"). The Notes will be issued pursuant to an Indenture (including the guarantees of the Subsidiary Guarantors included therein, the "Guarantees"), dated as of December 23, 2003 (the "Indenture") among the Company, each Subsidiary Guarantor and U.S. Bank National Association, as Trustee (the "Trustee"), and will be guaranteed by such Subsidiary Guarantors pursuant to the Guarantees. Unless otherwise defined herein, or the context otherwise requires, terms used herein have the meanings assigned to such terms in, and shall be interpreted in accordance with, the Indenture.

         In rendering the opinions set forth below, I, or individuals under my direction, have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion. In connection with such examination, I, or individuals under my direction, have reviewed, among other things, the corporate or limited liability company records of the Company and the Subsidiary Guarantors and the terms of the Indenture and the Notes.



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Land O'Lakes, Inc.
and the Subsidiary Guarantors
August 24, 2004
Page 2



         In rendering the opinions set forth below, I have assumed (i) the legal capacity of all natural persons; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity to the original documents of all documents submitted to me as copies thereof, and the authenticity of the originals of such latter documents.

         Based upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that:

         1. Each of the Company and the Subsidiary Guarantors is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of organization.

         2. The Company has the corporate power and authority to execute, deliver and perform the Indenture and the Notes. The Indenture and the Notes have been duly authorized by all necessary corporate action on the part of the Company. The Indenture has been duly executed and delivered by the Company. The execution, delivery and performance of the Indenture and the Notes by the Company did not and will not violate any organizational documents of the Company.

         3. Each of the Subsidiary Guarantors has the corporate or limited liability company power and authority to execute, deliver and perform the Indenture. The Indenture has been duly authorized by all necessary corporate or limited liability company action on the part of each of the Subsidiary Guarantors. The Indenture has been duly executed and delivered by each of the Subsidiary Guarantors. The execution, delivery and performance of the Indenture by each of the Subsidiary Guarantors did not and will not violate any organizational documents of such Subsidiary Guarantor.

         My opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and I expressly disclaim any obligation to update my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.



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Land O'Lakes, Inc.
and the Subsidiary Guarantors
August 24, 2004
Page 3



         This opinion letter has been furnished at your request and is solely for your benefit in connection with the transactions contemplated by the Indenture and the Notes and may not be relied upon for any other purpose or by any other person or disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent; provided, however, I consent to your filing this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Registration Statement. By so consenting, I do not imply or admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/  Peter S. Janzen
                                              Peter S. Janzen
                                              Vice President and General Counsel
                                              Land O'Lakes Law Department